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                                                                   EXHIBIT 12
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            HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
           COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (THOUSANDS OF DOLLARS)
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                                                               Six                  Twelve
                                                          Months Ended           Months Ended
                                                          June 30, 1994         June 30, 1994
Fixed Charges as Defined:

  (1)    Interest on Long-Term Debt..................    $     173,462          $   359,927
  (2)    Other Interest..............................           11,657               15,728
  (3)    Preferred Dividends Factor
                of Subsidiary........................           26,348               52,810
  (4)    Interest Component of Rentals
                Charged to Operating Expense.........            1,909                4,151
                                                         -------------          -----------

  (5)    Total Fixed Charges.........................    $     213,376          $   432,616
                                                         =============          ===========

Earnings as Defined:

  (6)    Income Before Cumulative Effect
                of Change in Accounting for
                Postemployment Benefits..............    $     172,203          $   460,974
  (7)    Income Taxes  ..............................          100,554              271,641
  (8)    Fixed Charges (line 5)......................          213,376              432,616
                                                         -------------          -----------

  (9)    Earnings Before Income Taxes
                and Fixed Charges....................    $     486,133          $ 1,165,231
                                                         =============          ===========

Preferred Dividends Factor of
        Subsidiary:

 (10)   Preferred Stock Dividends of
               Subsidiary...........................    $      16,676          $    33,214

 (11)   Ratio of Pre-Tax Income to
               Net Income (line 6 plus
               line 7 divided by line 6)............             1.58                 1.59
                                                        -------------          -----------

 (12)   Preferred Dividends Factor of
               Subsidiary (line 10 times
               line 11).............................    $      26,348          $    52,810
                                                        =============          ===========

Ratio of Earnings to Fixed Charges
      (line 9 divided by line 5).....................            2.28                 2.69
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